EXHIBIT 10.3

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (this “Amendment”) is dated as of December 16, 2003, and is entered into by and among El Pollo Loco, Inc., a Delaware corporation (the “Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Intermediate”), the various financial institutions whose names appear as lenders on the signature pages of this Amendment (together with any other financial institution which subsequently becomes a ‘Lender’ under the Credit Agreement, the “Lenders”), SunTrust Bank, as Issuing Bank (together with any other Person who may hereafter be designated an issuing bank, the “Issuing Banks”) and SunTrust Bank, as Agent (the “Agent”) on behalf of itself, the Lenders and the Issuing Banks (each of the Lenders, the Issuing Banks and the Agent hereafter, collectively, the “Bank Group”).

RECITALS:

WHEREAS, the Borrower, Intermediate and the Bank Group, are parties to that certain Credit Agreement dated as of December 29, 1999, as amended by that certain First Amendment to Credit Agreement and Waiver dated as of June 3, 2002 (as amended or modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has issued certain secured notes in an aggregate amount up to $110,000,000 (more particularly described below as “Senior Notes”), a portion of the proceeds of which have been used by the Borrower to repay in full all outstanding Obligations under the Credit Agreement with respect to the Term Loan;

WHEREAS, the Borrower and Intermediate have requested that the Bank Group amend and modify the Credit Agreement, to provide, inter alia¸ for the extension of a term loan in the amount of $11,000,000 and an increase in the aggregate amount of the Revolving Loan Commitment to $15,000,000 on the terms and conditions set forth herein, and the Bank Group is willing to amend and modify the Credit Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.1 REFERENCE TO CREDIT AGREEMENT. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement unless the context clearly requires otherwise.

SECTION 2.

AMENDMENTS AND MODIFICATIONS TO THE CREDIT AGREEMENT

2.1 AMENDMENTS TO ARTICLE 1 OF THE CREDIT AGREEMENT. Article 1 of the Credit Agreement, Definitions, is hereby amended by

(a) deleting therefrom the definition of “Adjusted EBITDA” and substituting the following in lieu thereof:

““Adjusted EBITDA” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis, for any twelve-month period the sum of (a) EBITDA for such period; (b) for each restaurant acquired by the Borrower or a Subsidiary of the Borrower from a franchisee during such period, the product of (i) such restaurant’s sales for the portion of such period prior to the date such restaurant was acquired by the Borrower or a Subsidiary of the Borrower, and (ii) the average Restaurant Cash Flow margin (i.e., percentage of sales) plus the occupancy expense margin for all restaurants operated by the Borrower for such period less the occupancy expense margin of such restaurant for the portion of such period prior to the date of acquisition; (c) for each restaurant sold by the Borrower or a Subsidiary to a franchisee or a potential franchisee during such period, the actual restaurant sales for such restaurant for the portion of such period prior to the date of sale multiplied by four percent (4%); (d) for each restaurant which has been opened during the prior 18-month period, (i) Pro Forma Monthly Restaurant Cash Flow multiplied by the number of months equal to the difference between twelve (12) and the number of months greater than six (6) that such restaurant has been open, minus (ii) the contribution of such restaurant (whether positive or negative) to EBITDA in item (a) hereof relating to the first 6 months (or the actual number of months open, if fewer) the restaurant was open; minus (e) Restaurant Cash Flow for the period prior to the sale or closure with respect to restaurants sold or closed during such 12-month period.”

(b) deleting therefrom the definition of “Aggregate Commitment Ratio” and substituting the following in lieu thereof:

““Aggregate Commitment Ratio” shall mean, with respect to each Lender, the Revolving Commitment Ratio of such Lender and the Tranche A Commitment Ratio of such Lender.”

(c) deleting therefrom the definition of “Available Letter of Credit Amount” and substituting the following in lieu thereof:

““Available Letter of Credit Amount” shall mean, as of any particular time, an amount equal to the lesser of (a) $10,000,000 and (b) the Available Revolving Loan Commitment.”

(d) deleting therefrom the definition of “Bank Debt/Adjusted EBITDA Ratio.”

(e) deleting therefrom the definition of “Change of Control” and substituting the following in lieu thereof:

““Change of Control” shall mean (a) prior to an IPO, (i) with respect to Holdings, American Securities and its Affiliates ceasing to own sixty-six and two thirds percent (66 2/3%) of the Capital Stock having the right to vote of Holdings, and (ii) with respect to Intermediate prior to the Intermediate Transfer, American Securities, Holdings and their respective Affiliates ceasing to own (directly or indirectly), collectively, one hundred percent (100%) of the common stock of Intermediate and sixty-six and two-thirds percent (66 2/3%) of the Capital Stock of Intermediate having the right to vote, (b) after an IPO, (i) the failure by American Securities and its Affiliates to collectively own, directly or indirectly, beneficially and of record, Capital Stock of the Borrower representing at least thirty percent (30%) of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Capital Stock of the Borrower or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than American Securities and its Affiliates, of Capital Stock of the Borrower representing more than the percentage of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of the Borrower owned, directly or indirectly, beneficially and of record, by American Securities and its Affiliates and (c) with respect to the Borrower, (i) Intermediate, or from and after the Intermediate Transfer, Holdings, ceasing to own and control, free of any Lien or encumbrance (other than Liens granted to the Agent to secure the Obligations), one hundred percent (100%) of the Capital Stock of the Borrower or (ii) the Borrower sells all or substantially all of its assets. For avoidance of doubt, an Intermediate Transfer is not a Change of Control.”

(f) deleting therefrom the definition of “Commitments” and substituting the following in lieu thereof:

““Commitments” shall mean, collectively, the Revolving Loan Commitment and the Tranche A Loan Commitment.”

(g) deleting therefrom the definition of “Debt Service Coverage Ratio.”

(h) deleting therefrom the definition of “EBITDA” and substituting the following in lieu thereof:

““EBITDA” shall mean, with respect to the Borrower on a consolidated basis for any period, the Net Income for such period, plus, (a) without duplication and to the extent deducted in computing Net Income for such period, the sum of (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense and goodwill impairment, including any such items resulting from application of FAS 141 or 142, (iv) all extraordinary charges and non-cash charges during such period, (v) any non-cash, non-recurring charge or restructuring charge that in accordance with GAAP is excluded from operating income, (vi) the aggregate amount of management fees and expenses paid under the Management Consulting Agreement during such period, (vii) customary and reasonable fees and expenses of the Borrower and its Subsidiaries, payable in connection with (A) the issuance and maintenance of the Senior Notes, (B) any equity offering, (C) the incurrence, maintenance or repayment of Funded Debt, or (D) permitted acquisitions, (viii) charges relating to the repricing or issuance of employee stock options or the adoption of cash bonus arrangements, or payments pursuant thereto, in any case in connection with the issuance of the Senior Notes, (ix) charges associated with the settlement of the Borrower’s interest rate swap agreement outstanding on the Second Amendment Date, and (x) fees and expenses relating to the Exempt Case, minus (b) cash charges related to negative leasehold interests (other than interest expense related to such negative leasehold interests during such 12 month period and included in the Interest Expense item in (a)(ii) of this definition) not otherwise expensed during such 12 month period; provided however that in calculating elements of EBITDA, net gains (or losses) resulting from the sale of Turnkey Properties shall be calculated without giving effect to the allocation of purchase price and related depreciation and amortization adjustments resulting from accounting for the Acquisition in accordance with FAS 141 or 142.”

(i) deleting therefrom the definition of “Excess Cash Flow” and substituting the following in lieu thereof:

““Excess Cash Flow” shall mean, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, an amount representing (a) the sum of (i) EBITDA (excluding non-cash elements of EBITDA) for such period, and (ii) decreases in Working Capital during such period minus (b) the sum of (i) Capital Expenditures made during such period, (ii) payments of principal made or required to be made with respect to Funded Debt during such period (including voluntary and mandatory prepayments), (iii) dividends paid under Section 7.4, (iv) cash income tax payments during such period, (v) cash Interest Expense during such period, (vi) increases in Working Capital during such period, (vii) permitted payments of management fees and expenses under the Management Consulting Agreement, (viii) other cash payments associated with closed store reserves, (ix) customary and reasonable fees and expenses of the Borrower and its Subsidiaries, payable in connection with (A) the issuance and maintenance of the Senior Notes, (B) any equity offering, (C) the incurrence, maintenance or repayment of Funded Debt, or (D) permitted acquisitions, (x) cash charges relating to the repricing or issuance of employee stock options or the adoption of cash bonus arrangements, or payments pursuant thereto, in any case in connection with the issuance of the Senior Notes, (xi) cash charges associated with the settlement of the Borrower’s interest rate swap agreement outstanding on the Second Amendment Date and (xii) fees and expenses relating to the Exempt Case.”

(j) inserting therein in alphabetical order the following definition:

““Exempt Case” shall mean any action relating to the “exempt” status of employees of the Borrower, including without limitation, the action styled as Cartwright v. El Pollo Loco, Inc., filed on March 18, 2003 by Donna Cartwright, a former general manager, in Los Angeles Superior Court against the Borrower on behalf of all putative class members (former and current general managers from March 1999-2003) alleging that the Borrower improperly classified its general managers as exempt employees.”

(k) deleting therefrom the definition of “Fee Letter” and substituting the following in lieu thereof:

““Fee Letter” shall mean that certain fee letter dated as of the November 25, 2003, executed by the Agent and SunTrust Robinson Humphrey and addressed to the Borrower.”

(l) deleting therefrom the definition of “Final Maturity Date.”

(m) deleting therefrom the definition of “Fixed Charge Coverage Ratio” and substituting the following in lieu thereof:

““Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and the Borrower’s Subsidiaries on a consolidated basis for any period, the ratio of (a) the greater of (i) the difference between (x) EBITDAR and (y) the sum of Maintenance Capital Expenditures attributable to such period plus cash income tax payments (net of cash income tax refunds and payments for which the Borrower has received reimbursement of such payments from another Person) made during such period, or (ii) zero, to (b) the sum of (i) scheduled payments of principal made during such period with respect to Funded Debt (other than payments made from proceeds of Indebtedness incurred in compliance with this Agreement for purposes of refinancing such Funded Debt), (ii) Interest Expense (including accrued interest during such period with respect to the Senior Notes), excluding amortization of deferred financing fees and debt discounts, during such period, (iii) payments made under the Management Consulting Agreement during such period (other than with respect to those made pursuant to Sections 4(a), 4(b) and 4(c) thereof and the expenses associated therewith), (iv) Operating Lease Payments during such period and (v) dividend payments made pursuant to Section 7.4(d) hereof during such period; provided, however, that for the first three fiscal quarters following the Second Amendment Date, for purposes of calculating items (b)(i) and (ii) above, actual cash principal and interest payments under this Agreement shall be disregarded and in lieu thereof cash principal and interest payments under this Agreement and the Senior Notes shall be annualized by (x) for the calculation on the fiscal quarter end for March 2004, multiplying the amount of principal payments under this Agreement and the Senior Notes and the amount of interest payments under this Agreement and accrued interest under the Senior Notes for the fiscal quarter then ending by four, (y) for the calculation on the fiscal quarter end for June 2004, multiplying the amount of principal payments under this Agreement and the Senior Notes and the amount of interest payments under this Agreement and accrued interest under the Senior Notes for the two fiscal quarters then ending by two, and (z) for the calculation on the fiscal quarter end for September 2004, multiplying the amount of principal payments under this Agreement and the Senior Notes and the amount of interest payments under this Agreement and accrued interest under the Senior Notes for the three fiscal quarters then ending by 4/3.”

(n) deleting therefrom the definition of “Initial Maturity Date” in its entirety and substituting “Maturity Date” in lieu thereof in each other instance in the Credit Agreement or any Loan Document.

(o) inserting therein in alphabetical order the following definitions:

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Second Amendment Date, between the Senior Note Collateral Agent and the Agent, on behalf of itself and on behalf of the Issuing Banks and the Lenders, as modified, amended or restated from time to time hereafter.

“Interest Coverage Ratio” shall mean, with respect to the Borrower and the Borrower’s Subsidiaries on a consolidated basis for any period, the ratio of (a) EBITDA to (b) Interest Expense for such period (including accrued interest during such period with respect to the Senior Notes); provided, however, that for the first three fiscal quarters following the Second Amendment Date, actual interest payments under this Agreement shall be disregarded and in lieu thereof interest payments under this Agreement and accrued interest under the Senior Notes shall be annualized by (x) for the calculation on the fiscal quarter end for March 2004, multiplying the amount of interest payments under this Agreement and accrued interest under the Senior Notes for the fiscal quarter then ending by four, (y) for the calculation on the fiscal quarter end for June 2004, multiplying the amount of interest payments under this Agreement and accrued interest under the Senior Notes for the two fiscal quarters then ending by two, and (z) for the calculation on the fiscal quarter end for September 2004, multiplying the amount of interest payments under this Agreement and accrued interest under the Senior Notes for the three fiscal quarters then ending by 4/3.

“Intermediate Transfer” shall mean the transfer by Intermediate of all (and not less than all) Capital Stock of Borrower to Holdings, subject to the pledge of such Capital Stock in favor of Agent, including, without limitation, by operation of merger or dissolution, upon not less than ten days’ prior written notice and delivery to the Agent of the proposed terms and conditions of such merger and the execution and delivery by Holdings of all amendments or modifications to any Loan Documents or other Security Documents reasonably requested by the Agent in connection therewith.

(p) deleting therefrom the definition of “Letter of Credit Commitment” and substituting the following in lieu thereof:

“Letter of Credit Commitment” shall mean the several obligations of the Issuing Banks to issue Letters of Credit in an aggregate face amount from time to time not to exceed $10,000,000.”

(q) inserting therein in the definition of “Loan Documents” immediately following “the Security Documents” therein the following:

“the Intercreditor Agreement,”

(r) deleting therefrom the definition of “Loans” and substituting the following in lieu thereof:

““Loans” shall mean, collectively, the amounts advanced by the Lenders to the Borrower under the Commitment, not to exceed the amount of the Commitment, and evidenced by the Notes, and shall include the Revolving Loans, the Tranche A Loan and the Swing Loans.”

(s) deleting therefrom the definition of “Majority Lenders” and substituting the following in lieu thereof:

““Majority Lenders” shall mean (i) if there are no Loans outstanding, Lenders (whose voting rights hereunder have not been restricted pursuant to Section 2.2(e) hereof) the total of whose Aggregate Commitment Ratios equals or exceeds fifty-one percent (51%) of the Aggregate Commitment Ratios of all Lenders entitled to vote hereunder, or (ii) if there are Loans outstanding, Lenders (whose voting rights hereunder have not been restricted pursuant to Section 2.2(e) hereof) the total of whose Loans outstanding equals or exceeds fifty-one percent (51%) of the total principal amount of the Loans outstanding hereunder.”

(t) deleting therefrom the definition of “Maturity Date” and substituting the following in lieu thereof:

““Maturity Date” shall mean December 19, 2006, or such earlier date as payment of the Revolving Loans and Tranche A Loan shall become due and payable in full (whether by acceleration or otherwise).”

(u) deleting therefrom from the definition of “Permitted Liens” the final period thereof and substituting the following in lieu thereof:

“; and

(p) Liens securing the Senior Notes so long as such Liens are subordinate to Liens securing the Obligations and subject at all times to the Intercreditor Agreement.”

(v) deleting therefrom the definition of “Revolving Loan Commitment” and substituting the following in lieu thereof:

““Revolving Loan Commitment” shall mean the several obligations of the Lenders to advance the aggregate amount of up to $15,000,000 to the Borrower on or after the Agreement Date, in accordance with their respective Revolving Commitment Ratios, pursuant to the terms hereof, and as such amount may be reduced or increased from time to time, pursuant to the terms hereof.”

(w) deleting therefrom the definition of “Revolving Loan Notes” and substituting the following in lieu thereof:

““Revolving Loan Notes” shall mean those certain promissory notes of even date in the aggregate principal amount of $15,000,000, issued by the Borrower to each of the Lenders and substantially in the form of Exhibit K attached hereto, and any extensions, renewals or amendments to, or replacements of, the foregoing.”

(x) inserting therein in alphabetical order the following definitions:

“Second Amendment Date” shall mean December 16, 2003.

“Senior Funded Debt” shall mean with respect to the Borrower and the Borrower’s Subsidiaries on a consolidated basis, the sum of (a) Funded Debt minus (b) the aggregate principal amount outstanding as of any date of determination under the Subordinated Debt.

“Senior Funded Debt/Adjusted EBITDA Ratio” shall mean, with respect to the Borrower and the Borrower’s Subsidiaries on a consolidated basis, as of any calculation date, the ratio of (a) Senior Funded Debt as of such date, to (b) Adjusted EBITDA for the preceding four fiscal quarter period then ending.

“Senior Notes” shall mean those certain 9.25% Senior Secured Notes due 2009 issued by the Borrower.

“Senior Notes Collateral Agent” shall mean The Bank of New York, in its capacity as collateral agent under the Senior Notes Indenture, and any successor thereto.

“Senior Notes Indenture” shall mean that certain Indenture dated as of December 19, 2003 in favor of Senior Notes Collateral Agent, by the Borrower and Intermediate.

“Subordinated Debt” shall mean (a) Indebtedness under the Senior Notes and (b) any Indebtedness of the Borrower or any Subsidiary of the Borrower that (i) is expressly subordinated to the Obligations on terms reasonably satisfactory to the Agent and the Majority Lenders, (ii) matures by its terms no earlier than six months after the later of the Initial Maturity Date with no scheduled principal payments permitted prior to such maturity, and (iii) is evidenced by an indenture of other similar agreement that is in a form satisfactory to the Agent and the Majority Lenders.”

(y) deleting therefrom the definition of “Term Loan” and substituting the following in lieu thereof:

““Term Loan” shall mean the Tranche A Loan.”

(z) deleting therefrom the definition of “Term Loan Commitment” and substituting the following in lieu thereof:

““Term Loan Commitment” shall mean the Tranche A Loan Commitment.”

(aa) deleting therefrom the definition of “Term Loan Notes” and substituting the following in lieu thereof:

““Term Loan Notes” shall mean the Tranche A Loan Notes.”

(bb) deleting therefrom the definition of “Tranche A Loan” and substituting the following in lieu thereof:

““Tranche A Loan” shall mean, collectively, the amounts advanced by the Lenders to the Borrower on the Second Amendment Date which remain outstanding under the Tranche A Loan Commitment, not to exceed the amount of the Tranche A Loan Commitment, and evidenced by the Tranche A Loan Notes.”

(cc) deleting therefrom the definition of “Tranche A Loan Commitment” and substituting the following in lieu thereof:

““Tranche A Loan Commitment” shall mean the several obligations of the Lenders to advance the sum of $11,000,000 on the Second Amendment Date to refinance the sums made available to the Borrower on the Agreement Date, in accordance with their respective Term Commitment Ratios, to the Borrower pursuant to the terms hereof.”

(dd) deleting therefrom the definition of “Tranche A Loan Notes” and substituting the following in lieu thereof:

““Tranche A Loan Notes” shall mean those certain Tranche A Promissory Notes of even date herewith in the aggregate principal amount of $11,000,000, in substantially the form of Exhibit P attached hereto, and any amendments, replacements, extensions or renewals thereof.”

(ee) deleting therefrom the definitions of “Tranche B Commitment Ratios”, “Tranche B Loan”, “Tranche B Loan Commitment” and “Tranche B Loan Notes.”

2.2 AMENDMENTS TO ARTICLE 2 OF THE CREDIT AGREEMENT. Article 2 of the Credit Agreement, The Loans and Letters of Credit, is hereby amended as follows:

(a) Section 2.1 of the Credit Agreement, Extension of Credit, is hereby amended and modified by deleting therefrom in their entirety subsections (a), (b) and (c) and substituting the following in lieu thereof:

“2.1 Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders have extended and agree, severally in accordance with their respective Revolving Commitment Ratios and Tranche A Commitment Ratios, and not jointly, to extend credit in an aggregate principal amount not to exceed Twenty-Six Million Dollars ($26,000,000).

(a) The Revolving Loans. The Lenders agree, severally in accordance with their respective Revolving Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrower, prior to the Initial Maturity Date, amounts which in the aggregate at any one time outstanding do not exceed the lesser of (i) the Borrowing Base and (ii) the Revolving Loan Commitment. Subject to the terms and conditions hereof and prior to the Initial Maturity Date, Advances under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b) The Tranche A Loan. The Lenders agree, severally in accordance with their respective Tranche A Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement, to continue to make available to the Borrower sums made available to the Borrower on the Agreement Date which remain outstanding on the Second Amendment Date, not to exceed, in the aggregate, the amount of the Tranche A Loan Commitment. After the Agreement Date, Loans under the Tranche A Loan Commitment may be continued and converted pursuant to a Notice of Conversion/Continuation as provided in Section 2.2(b)(ii) and Section 2.2(c)(ii) below in order to reborrow Base Rate Advances or Eurodollar Advances for new Eurodollar Advance Periods; provided, however, there shall be no increase in the aggregate principal amount outstanding under the Tranche A Loan Commitment at any time after the Agreement Date.

(c) Intentionally Omitted.”

(b) Section 2.3 of the Credit Agreement, Interest, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“(a) On Loans. Interest on Advances under the Revolving Loans, Swing Loans, Agent Advances and the Term Loan, subject to Section 2.3(b) and (c) hereof, shall be payable as follows:

(i) On Base Rate Advances. Interest on each Base Rate Advance shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable monthly in arrears on the first day of each month for the prior month, commencing on February 1, 2004. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (A) the Base Rate, and (B) the applicable Interest Rate Margin.

(ii) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed on the basis of a hypothetical 360 day year for the actual number of days elapsed and shall be payable in arrears on (x) the Payment Date for such Advance, and (y) if the Eurodollar Advance Period for such Advance is greater than three (3) months, on each three month anniversary of such Advance. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Eurodollar Advance made with respect to the Revolving Loans and the Term Loan at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Advance, and (B) the applicable Interest Rate Margin.

(iii) If No Notice of Selection of Interest Rate. If the Borrower fails to give the Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Advance is not timely concluded, the Base Rate shall apply to such Advance. If the Borrower fails to elect to reborrow any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2 hereof, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.

(b) Upon Default. Upon the occurrence of an Event of Default under Section 8.1(b) hereof, interest on the outstanding Obligations shall accrue at the Default Rate from the date of such Event of Default. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 10.12 hereof, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (i) accelerate the maturity of the Loans, (ii) terminate the Commitments, or (iii) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c) Interest Rate Margin. The interest rate margin (the “Interest Rate Margin”) shall be that per annum rate of interest determined as set forth below.

(i) The applicable Interest Rate Margin shall be (x) from the Second Amendment Date through June 30, 2004, 2.50% with respect to Eurodollar Advances and 1.00% with respect to Base Rate Advances, and (y) from June 30, 2004 and thereafter, the interest rate margin determined by the Agent based upon the Funded Debt/Adjusted EBITDA Ratio as of such fiscal quarter end, effective as of the second Business Day after the financial statements referred to in Section 6.2, hereof, and an accompanying certificate of an Authorized Signatory certifying the calculations of the Funded Debt/Adjusted EBITDA Ratio as set forth in Section 6.4 hereof, are delivered by the Borrower to the Agent and each Lender as of such fiscal quarter most recently ended, expressed as a per annum rate of interest as follows:

Funded Debt/Adjusted EBITDA Ratio	Base Rate Advance Interest Rate Margin	Eurodollar Advance Interest Rate Margin
Greater than or equal to 4.25 to 1.00	1.50%	3.00%
Greater than or equal to 3.50 to 1.00 but less than 4.25 to 1.00	1.00%	2.50%
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	0.75%	2.25%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.50%	2.00%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.25%	1.75%
Less than 2.00 to 1.00	0.00%	1.50%

In the event that the Borrower fails to timely provide the financial statements and certificate referred to above in accordance with the terms of Sections 6.2 and 6.4 hereof, and without prejudice to any additional rights under Section 8.2 hereof, no downward adjustment of the applicable Interest Rate Margin in effect for the preceding quarter shall occur until the actual delivery of such financial statements and certificate.

(d) Computation of Interest. In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Advance.”

(c) Section 2.5 of the Credit Agreement, Prepayment/Reduction of Commitment, is hereby amended and modified by deleting therefrom the penultimate sentence thereof and substituting the following in lieu thereof:

“Each such prepayment of Advances outstanding under the Tranche A Loan shall permanently reduce the Tranche A Loan Commitment by a corresponding amount and shall be applied to reduce the principal payments due under Section 2.6(b) hereof on a pro-rata basis.”

Additionally, the following is hereby added to Section 2.5 as new subsection (c):

“(c) In connection with any refinancing of the Obligations, so long as no Event of Default has occurred and is continuing, and upon no less than ten (10) Business Days’ prior written notice to the Agent, any Person or Persons designated by the Borrower shall have the right to purchase all, but not less than all, of the Lenders’ and the Agent’s rights with respect to the Obligations outstanding at the time of purchase, together with all liens securing the Obligations and all Guarantees and other supporting obligations relating to such Obligations, provided that, as consideration for such purchase, the Lenders and the Agent shall receive all payments, and the Borrower shall take all such actions, as which would be required in order for the Borrower to be entitled to a release of all Liens securing the Obligations under this Agreement. If the conditions to such purchase right are met, then on the date specified in the Borrower’s notice each of the Lenders and the Agent shall transfer all such rights and interests to the designated purchaser pursuant to documentation satisfactory to the Administrative Agent in its sole discretion and without recourse and without any representation or warranty whatsoever, whether as to the enforceability of any Obligation or the validity, enforceability, perfection, priority or sufficiency of any Lien securing or Guaranty or other supporting obligation for any Obligation or as to any other matter whatsoever, except only the representation and warranty that the transferor owns free and clear of all Liens and encumbrances (other than participation interests not prohibited by the Agreement), and has good right to convey, whatever claims and interests it may have in respect of the Obligations and any such Liens, Guarantees and supporting obligations pursuant to the Agreement. Notwithstanding anything to the contrary in the foregoing, all indemnities and reimbursement obligations of the Borrower in favor of the Agent under the Agreement shall survive such sale of the Obligations and shall continue to be binding on the Borrower for the benefit of the Agent.”

(d) Section 2.6 of the Credit Agreement, Repayment, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“(a) The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full on the Initial Maturity Date.

(b) The Tranche A Loan. Commencing March 31, 2004, and on the last day of each quarter thereafter, the outstanding principal balance of the Tranche A Loan shall be repaid in equal installments of $916,666.67. Additionally, the Tranche A Loan shall be repaid as may be required by Section 2.6(d) hereof. Any remaining unpaid principal and interest on the Tranche A Loan shall be due and payable in full on the Initial Maturity Date.

(c) Intentionally Omitted.

(d) Other Mandatory Repayments.

(i) No later than one hundred twenty (120) days after the end of each fiscal year commencing with the December 2004 fiscal year end of the Borrower, the Borrower shall pay to the Lenders, as a mandatory payment of the Tranche A Loan, a sum equal to such percentage of the Excess Cash Flow for such fiscal year determined based on the Funded Debt/Adjusted EBITDA Ratio as set forth below:

If the Funded Debt/Adjusted EBITDA Ratio is:	Then the percentage of Excess Cash Flow to be repaid is:
Less than 3.75 to 1.00	50%
Equal to or greater than 3.75 to 1.00	75%

The payment due hereunder shall be applied on a pro-rata basis to the principal amount due on the Tranche A Loan. Any surplus shall be applied first to repay outstanding Swing Loans and then to repay outstanding Revolving Loans. The portion of such payments allocated to the Tranche A Loan shall be applied to reduce the quarterly principal installments set forth in Section 2.6(b) on a pro-rata basis.

(ii) In the event that after the Agreement Date, the Borrower, Holdings or Intermediate shall issue any Capital Stock (other than Capital Stock issued to fund management options or additional Capital Stock issued to American Securities, one of its Affiliates or management of the Borrower in connection with a capital contribution to the Borrower other than the Additional Equity Contribution), one hundred percent (100%) of the Net Cash Proceeds received by the Borrower from such issuance or incurrence shall be paid within two (2) Business Days of receipt of the proceeds thereof by the Borrower to the Lenders as a mandatory payment of the Loans. The payment due hereunder shall be applied on a pro-rata basis to the principal amount due on the Tranche A Loan. Any surplus shall be applied first to repay outstanding Swing Loans and then to repay outstanding Revolving Loans. The portion of such payments allocated to the Tranche A Loan shall be applied to reduce the quarterly principal installments set forth in Section 2.6(b) on a pro-rata basis. Nothing in this Section shall authorize the Borrower to issue any Capital Stock except as otherwise expressly permitted by this Agreement.

(iii) Subject to the remaining provisions of this Section 2.6(d)(iii) and Section 2.6(d)(v) and 2.6(d)(vi), in the event the Borrower or any of its Subsidiaries shall sell any of its assets or receive insurance proceeds in respect of its assets (other than sales of Inventory in the ordinary course of business and sales of other assets or receipt of insurance proceeds of less than $500,000 in the aggregate during any fiscal year and sales relating to sale/leaseback transactions), the Net Cash Proceeds received by the Borrower therefrom shall be paid on the date of receipt thereof by the Borrower or its Subsidiary as a mandatory payment of the Loans. One hundred percent (100%) of such Net Cash Proceeds shall be applied first to the Swing Loans and then to the Revolving Loans to the extent that such proceeds result from the sale or loss of any asset which (a) has been replaced as Collateral by a similar or comparable asset purchased prior to the date of such sale or loss, or (b) is being replaced as Collateral or will be replaced as Collateral after the receipt of such Net

Cash Proceeds with an asset useful or necessary in the business of the Borrower or such Subsidiary; provided, however, that the Borrower shall (A) notify the Agent in writing (I) on or before the date the replacement asset is purchased if such asset is replaced before the sale or (II) if such asset is to be replaced after such sale or loss within ten (10) Business Days of the date of applicable sale or loss of its intention to replace the asset to be sold or lost as the case may be, and (B) (I) with respect to any replacement asset purchased prior to the sale of the asset to be replaced, notify the Agent in writing on or before the 270th day following the purchase of the replacement asset that the asset to be replaced has been sold or (II) with respect to any asset sold or lost that is to be replaced, notify the Agent in writing on or before the 270th day following such asset sale or loss that the replacement asset has been acquired. If (x) the Borrower does not give the requisite notice of its intention to replace the asset sold or lost, (y) the replacement asset has not been acquired within such two hundred seventy (270) day period or (z) any excess Net Cash Proceeds exist after payment on the Revolving Loans as provided above, then in each such event the applicable Net Cash Proceeds shall be applied on a pro-rata basis to the principal amount due on the Tranche A Loan, with the portion of such payments allocated to the Tranche A Loan applied to reduce the quarterly principal installments set forth in Section 2.6(b) on a pro-rata basis, and the excess, if any, shall be applied first to the principal on the Swing Loans then outstanding and then to the principal on the Revolving Loans then outstanding. In the event that the payment due hereunder exceeds the Loans then outstanding, such amount received by the Agent shall be applied to any other Obligations, and any surplus shall be returned to the Borrower. The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Swing Loans and Revolving Loans due under this Section 2.6(d)(iii).

(iv) [Intentionally Omitted].

(v) In the event the Borrower or any of its Subsidiaries shall receive proceeds of Funded Debt issued in connection with refinancing the Agreement Date Properties or proceeds from the sale of such Agreement Date Properties arising out of a sale/leaseback transaction, the Net Cash Proceeds received by the Borrower or any of its Subsidiaries therefrom shall be applied on a pro-rata basis to the principal amount due on the Tranche A Loan, with the portion of such payments allocated to the Tranche A Loan applied to reduce the quarterly installments set for in Section 2.6(b) on a pro-rata basis.

(vi) In the event that the Borrower or any of its Subsidiaries shall receive proceeds of Funded Debt issued in connection with refinancing the Post Agreement Date Properties or proceeds from the sale of such Post Agreement Date Properties arising out of a sale/leaseback transaction, the Net Cash Proceeds received by the Borrower or a Subsidiary therefrom shall be applied as a mandatory payment of the Loans, with application first to the Swing Loans and then to the Revolving Loans. The Revolving Loan Commitment shall not be permanently reduced by the amount, of any payment of the Swing Loans and Revolving Loans under this Section 2.6(d)(vi). If any excess Net Cash Proceeds remain after such application, such excess to the extent not reinvested in replacement assets within two hundred seventy (270) days following the date on which such Net Cash Proceeds were received shall be applied to the Term Loan as provided in Section 2.6(d)(v) hereof.

(e) [Intentionally Omitted]”

(e) Section 2.7(a) of the Credit Agreement, Notes; Accounts, is hereby amended and modified by deleting such subsection and substituting the following in lieu thereof:

“(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein, and, upon the request of any Lender, shall be evidenced by the Notes. One each of the Revolving Loan Notes shall be payable to the order of each Lender requesting such Revolving Loan Note in accordance with the respective Revolving Commitment Ratio of such Lender. The Swing Loan Note shall be payable to the order of the Swing Bank. One each of the Tranche A Loan Notes shall be payable to the order of each Lender requesting such Tranche A Loan Note in accordance with the respective Tranche A Commitment Ratio of such Lender. The Notes shall be issued by the Borrower to the Lenders requesting same and shall be duly executed and delivered by Authorized Signatories.”

(f) Section 2.10(a) of the Credit Agreement, Advances, is hereby amended and modified by deleting such subsection and substituting the following in lieu thereof:

“(a) Advances. Each Advance with respect to the Term Loan and the Revolving Loans from the Lenders under this Agreement shall be made pro-rata on the basis of their respective Revolving Commitment Ratios and Tranche A Commitment Ratios.”

(g) Section 2.11 of the Credit Agreement, Application of Payments, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“(a) Payments Prior to Acceleration. Prior to the acceleration of the Obligations under Section 8.2 hereof, and other than with respect to payments required to be made pursuant to Section 2.6 hereof (which shall be applied as set forth in Section 2.6 hereof), if some but less than all amounts due and payable from the Borrower are received by the Agent, the Agent shall distribute such amounts in the following order of priority:

FIRST, to the payment of interest then due and payable on the Swing Loans, the Revolving Loans and the Term Loan; SECOND, to the payment of principal then due and payable on the Swing Loans; THIRD, to the payment of principal then due and payable on the Tranche A Loan; FOURTH, to the payment of principal then due and payable on the Revolving Loans; FIFTH, to the payment of any fees then due and payable to the Agent hereunder or under any other Loan Document; SIXTH, to the payment of any fees then due and payable to the Lenders and the Issuing Banks hereunder or under any other Loan Documents; SEVENTH, to the extent of any Letter of Credit Obligations then outstanding, to the Letter of Credit Reserve Account; EIGHTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable hereunder or under the other Loan Documents; and NINTH, to the costs and expenses (including attorneys’ fees and expenses), if any, incurred by the Agent in the collection of such amounts under this Agreement or any of the other Loan Documents.

(b) Payments Subsequent to Acceleration. Subsequent to the acceleration of the Obligations under Section 8.2 hereof, payments and prepayments with respect to the Obligations made to the Agent, the Lenders, the Issuing Banks or otherwise received by the Agent, any Lender, any Issuing Bank (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10 hereof): FIRST, to the reasonable costs and expenses (including attorneys’ fees and expenses), if any, incurred by the Agent, any Lender, any Issuing Bank in the collection of such amounts under this Agreement or of the Loan Documents, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; SECOND, to the payment of interest then due and payable on the Swing Loans; THIRD, to the payment of the principal of any Swing Loans then outstanding; FOURTH, to any fees then due and payable to the Agent under this Agreement or any other Loan Document; FIFTH, to any fees then due and payable to the Lenders and the Issuing Banks under this Agreement or any other Loan Document; SIXTH, to the payment of interest then due and payable on the Revolving Loans and the Term Loan; SEVENTH pro-rata to the payment of the principal of the Revolving Loans and the Tranche A Loans then outstanding and any obligation under any Interest Hedge Agreement, any Foreign Exchange Agreement between the Borrower, on the one hand, and the Agent (or an affiliate of the Agent) or one or more Lenders (or an affiliate of a Lender), on the other hand, and to the extent of any Letter of Credit Obligations then outstanding, to the Letter of Credit Reserve Account; EIGHTH; to any other Obligations not otherwise referred to in this Section 2.11(b); NINTH, to damages as finally judicially determined to have been incurred by the Agent or any Lender by reason of any breach hereof or of any other Loan Document; and TENTH, upon satisfaction in full of all Obligations

(i) if the Senior Notes remain outstanding, to the Senior Notes Collateral Agent pursuant to the Intercreditor Agreement or (ii) if the Senior Notes are no longer outstanding and unpaid, to the Borrower or as otherwise required by law.”

2.3 AMENDMENTS TO ARTICLE 6 OF THE CREDIT AGREEMENT. Section 6.4 of the Credit Agreement, Information Covenants, is hereby amended by deleting the first clause thereof, commencing with the words “At the time” and ending with the words “attached hereto” and replacing the same with the following:

“At the time of delivery of the financial statements described in Section 6.2 hereof with respect to each fiscal quarter end, and at the time of delivery of the financial statements described in Section 6.3 hereof with respect to each fiscal year end (or, if sooner, at the time such year-end financial statements are delivered pursuant to Section 6.5), a certificate of the chief financial officer of the Borrower, in the form of Exhibit T attached hereto:”

2.4 AMENDMENTS TO ARTICLE 7 OF THE CREDIT AGREEMENT. Article 7 of the Credit Agreement, Negative Covenants, is hereby amended as follows:

(a) Section 7.1 of the Credit Agreement, Indebtedness, is hereby amended and modified by (i) adding the following entries in the columns under subsection (c), as follows:

Any Time During Fiscal Year	Amount
2005	$20,000,000
2006	$23,000,000

(ii) increasing the figure in subsection (d) from $200,000 to $500,000,

(iii) deleting the words “Agreement Date” in subsections (g) and (h) and replacing them with “Second Amendment Date”,

and (iv) deleting therefrom the final period of subsection (m) and substituting the following in lieu thereof:

“; and

(n) Indebtedness under the Senior Notes in an aggregate principal amount not to exceed $110,000,000.”

(b) Section 7.4 of the Credit Agreement, Restricted Payments and Purchases, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Restricted Payments and Purchases. The Borrower shall not directly or indirectly declare or make, and shall not permit any of the Borrower’s

Subsidiaries to directly or indirectly make, any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, without the prior written consent of the Majority Lenders; provided, however, (a) the Borrower’s Subsidiaries may make Restricted Payments to the Borrower, (b) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may make payments due under the Management Consulting Agreement, (c) within thirty (30) days after the Agent receives the financial statements as of the end of a fiscal quarter delivered pursuant to Section 6.2 hereof demonstrating that Borrower would have been in compliance with Sections 7.8, 7.9 and 7.10 hereof if such proposed purchase had been made on the last day of such fiscal quarter and so long as no Default or Event of Default then exists, the Borrower may purchase (or make dividends to Intermediate and/or Holdings to allow Intermediate and/or Holdings to purchase) the Capital Stock of Holdings and/or Intermediate from management for an aggregate purchase price not to exceed $500,000 in the aggregate, (d) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may pay dividends to Intermediate and/or Holdings (i) in an aggregate annual amount of up to $500,000 to permit Intermediate and/or Holdings to pay corporate overhead and expenses incurred in the ordinary course and any capital and franchise taxes and taxes for the right to do business that become due and payable by Intermediate and/or Holdings and (ii) in an aggregate amount of up to $70,000,000 in connection with the issuance of the Senior Notes and (e) so long as no Default of Event of Default then exists or would be caused thereby, cash bonus payments to management not to exceed $3,000,000 in connection with the issuance of the Senior Notes.”

(c) Section 7.5 of the Credit Agreement, Investments, is hereby amended by (i) deleting the references in subclauses (ii) and (iii) of subsection 7.5(a) to “P-1” and “A-1+” with respect to Moody’s Investors Services and Standard & Poor’s Corporation, respectively, and substituting in lieu thereof, “P-2” and “A-2”, respectively, (ii) increasing the figure in subsection 7.5(c) from $100,000 to $250,000, (iii) increasing the figure in subsection 7.5(h) from $500,000 to $1,000,000 and (iv) by adding at the end of such Section 7.5 before the period the word “and” and a new Section 7.5(i) which shall read as follows:

“and (i) repurchases of Senior Notes in accordance with Section 7.13(b) hereof.”

(d) Section 7.7 of the Credit Agreement, Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets, is hereby amended and modified by deleting subsection (b) thereof, and substituting the following in lieu thereof:

“(b) Sell, lease (as landlord, lessor or sublessor) (other than in the ordinary course of business), abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business except for (i) the sale of Inventory in the ordinary course of business at the fair market value thereof, (ii) physical assets used, consumed or otherwise disposed of in the ordinary course of business, (iii) sales, transfers or other dispositions to the Borrower or any Subsidiary of the Borrower, (iv) sales of overdue accounts receivable in connection with the collection thereof in the ordinary course of business but not in connection with a receivables securitization transaction and (v) sale-leaseback transactions, and except that the Borrower may sell, lease or otherwise dispose of (1) Turnkey Properties which are Agreement Date Properties having an aggregate sale value not to exceed (x) for the period from the Agreement Date through and including the Second Amendment Date, $2,500,000 and (y), for the period from the Second Amendment Date through the Maturity Date, $5,000,000, (2) Turnkey Properties which are Post Agreement Date Properties having an aggregate sale value not to exceed $10,000,000 during any fiscal year, (3) other property in connection with the closure of restaurants in an amount not to exceed $2,000,000 during any fiscal year, and (4) other assets with an aggregate sale value not greater than $500,000 sold during any fiscal year so long as, in each case, the Net Cash Proceeds from such sales are applied to the Loans as required by Section 2.6(d) or re-invested as permitted by Section 2.6(d) and any non-cash proceeds shall be pledged to the Agent pursuant to the Security Agreement or other document or agreement in form and substance reasonably satisfactory to the Agent;”

(e) Section 7.8 of the Credit Agreement, Leverage Ratios, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“(a) Funded Debt/Adjusted EBITDA Ratio. The Borrower shall not permit as of the last day of the fiscal quarter ended December 31, 2003, and each fiscal quarter end thereafter, the Funded Debt/Adjusted EBITDA Ratio to be greater than the amount hereinbelow specified for such period:

Fiscal Quarter	Ratio

Fourth Fiscal Quarter 2003 and First Fiscal Quarter 2004	4.75 to 1.00

Second Fiscal Quarter 2004 and Third Fiscal Quarter 2004	4.50 to 1.00

Fourth Fiscal Quarter 2004, First, Second, Third and Fourth Fiscal Quarter 2005	4.35 to 1.00

First, Second, Third and Fourth Fiscal Quarter 2006	4.00 to 1.00

(b) Senior Funded Debt/Adjusted EBITDA Ratio. The Borrower shall not permit as of the last day of the fiscal quarter ended December 31, 2003, and each fiscal quarter end thereafter, the Senior Funded Debt/ Adjusted EBITDA Ratio to be greater than the amount hereinbelow specified for such period:

Fiscal Quarter	Ratio

Fourth Fiscal Quarter 2003, First, Second, Third and Fourth Fiscal Quarter 2004	1.50 to 1.00

First, Second, Third and Fourth Fiscal Quarter 2005 and First, Second, Third and Fourth Fiscal Quarter 2006	1.25 to 1.00”

(f) Section 7.9 of the Credit Agreement, Debt Service Coverage Ratios, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Interest Coverage Ratio. The Borrower shall not permit as of the last day of the fiscal quarter ended December 31, 2003, and for each fiscal quarter thereafter, the Interest Coverage Ratio for the immediately preceding four (4) fiscal quarter period to be less than the amount herein below specified for such period:

Fiscal Quarter	Ratio

Fourth Fiscal Quarter 2003, First, Second, Third and Fourth Fiscal Quarter 2004 and First, Second, Third and Fourth Fiscal Quarter 2005	2.00 to 1.00

First Fiscal Quarter 2006 and each quarter thereafter	2.25 to 1.00”

(g) Section 7.10 of the Credit Agreement, Fixed Charge Coverage Ratio, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Fixed Charge Coverage Ratio. The Borrower shall not permit as of the last day of the fiscal quarter ended December 31, 2003, and for each fiscal quarter thereafter, the Fixed Charge Coverage Ratio for the immediately preceding four (4) fiscal quarter period to be less than the amount herein below specified for such period:

Fiscal Quarter	Ratio

Fourth Fiscal Quarter 2003, First, Second, Third and Fourth Fiscal Quarter 2004	1.10 to 1.00

First Fiscal Quarter 2005 and each quarter thereafter	1.15 to 1.00”

(h) Section 7.11 of the Credit Agreement, Capital Expenditures, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Capital Expenditures. The Borrower shall not make or incur in the aggregate any Capital Expenditures, which in any event shall include the purchase price (except for that portion of the purchase price which is funded by or associated with Capital Lease Obligations) for assets acquired in accordance with Section 7.7(d) hereof, exceed $15,000,000; provided, however, that if Capital Expenditures in any fiscal year are less than the aggregate amount permitted in such year, the excess permitted amount for such fiscal year (without giving effect to any amount carried forward from the previous year) may be carried forward to the next succeeding fiscal year.”

(i) Section 7.12 of the Credit Agreement, Amendment and Waiver, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Amendment and Waiver. The Borrower shall not, without the prior written consent of the Majority Lenders, enter into any amendment of, or agree to or accept any waiver which would adversely affect the rights of the Borrower, the Agent, the Lenders and the Issuing Banks, of (a) its certificate of incorporation and by-laws, (b) the Management Consulting Agreement, (c) the Purchase Agreement or the other Purchase Documents or (d) the Senior Notes or the Senior Notes Indenture.”

(j) Section 7.13 of the Credit Agreement, Prepayments, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Prepayments. The Borrower shall not prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Debt, except the Borrower may make (a) payments with respect to the Obligations and regularly scheduled payments of principal, interest and fees with respect to the Senior Notes and (b) prepayments with respect to the payments of principal, interest and fees, or repurchases, with respect to the Senior Notes so long as on the date of such prepayment (i) all outstanding principal and interest under the Term Loan has been paid in full, (ii) there is no outstanding principal balance of Revolving Loans (without giving effect to Letter of Credit Obligations) and (iii) and after giving effect thereto, no Default of Event of Default shall then exist.”

2.5 AMENDMENTS TO ARTICLE 8 OF THE CREDIT AGREEMENT. Article 8 of the Credit Agreement, Default, is hereby amended as follows:

(a) Section 8.1(i) is hereby amended by deleting such subsection and substituting the following in lieu thereof:

“(i) A final judgment shall be entered by any court against any of the Borrower or any of the Borrower’s Subsidiaries for the payment of money in an amount which exceeds $500,000 (after giving effect to insurance as to which the insurance company has acknowledged coverage), or a warrant of attachment or execution or similar process shall be issued or levied against property of any of the Borrower or any of the Borrower’s Subsidiaries pursuant to a final judgment which, together with all other such property of the Borrower and the Borrower’s Subsidiaries subject to other such process, exceeds in value $500,000 in the aggregate, and if, within forty-five (45) days after the date payment is called for therein, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;”

(b) Section 8.1(k) is hereby amended by deleting such subsection and substituting the following in lieu thereof:

“(k) There shall occur any default (after the expiration of any applicable cure period) under (i) any indenture, agreement, or instrument evidencing Indebtedness of the Borrower or any of the Borrower’s Subsidiaries in an aggregate principal amount exceeding $1,000,000 or (ii) the Senior Notes.”

2.6 AMENDMENTS TO ARTICLE 10 OF THE CREDIT AGREEMENT. Article 10 of the Credit Agreement, Miscellaneous, is hereby amended as follows:

(a) Section 10.5 of the Credit Agreement, Assignment, is hereby amended and modified by

(i) deleting the reference therein in subsection (b) to “2,000,000” and substituting “$1,000,000” in lieu thereof

(ii) deleting the reference therein in subsection (b)(iii) to “$5,000” and substituting “$3,500” in lieu thereof.

(iii) deleting the reference in subsection (b)(iv) to “or Final Maturity Date.”

(b) Section 10.12(a) of the Credit Agreement, Amendments and Waivers, is hereby amended and modified by deleting the reference therein to “the Final Maturity Date”.

2.7 AMENDMENTS TO SCHEDULES AND EXHIBITS TO THE CREDIT AGREEMENT The following schedules and exhibits to the Credit Agreement are hereby amended as follows:

(a) Schedules 1A and 1B to the Credit Agreement, Revolving Commitment Ratios and Tranche A Commitment Ratios, are hereby deleted and Schedules 1A and 1B attached hereto are substituted in lieu thereof.

(b) Schedule 1C to the Credit Agreement, Tranche B Commitment Ratios, is hereby deleted.

(c) Schedule 7.1(g) to the Credit Agreement, Real Property Mortgages and Capitalized Lease Obligations, is hereby deleted and Schedule 7.1(g) attached hereto is substituted in lieu thereof and all references to Agreement Date with respect thereto shall be deemed references to the Second Amendment Date.

(d) Schedule 7.1(h) to the Credit Agreement, Existing Indebtedness, is hereby deleted and Schedule 7.1(h) attached hereto is substituted in lieu thereof.

(e) Schedule 1 to the Borrowing Base Certificate is hereby deleted and Attachment A attached hereto is substituted in lieu thereof.

(f) Exhibit A to the Credit Agreement, Form of Assignment and Assumption Agreement, is hereby deleted and Exhibit A attached hereto is substituted in lieu thereof.

(g) Exhibit Q to the Credit Agreement, Form of Tranche B Loan Notes, is hereby deleted.

(h) Exhibit T to the Credit Agreement, Form of Performance Certificate, is hereby deleted and Exhibit T attached hereto is substituted in lieu thereof.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

To induce the Bank Group to enter into this Amendment, the Borrower and Intermediate hereby represent and warrant to the Bank Group as of the date hereof as follows:

3.1 DUE AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Amendment by the Borrower and Intermediate are within their corporate powers and the same has been duly authorized by all necessary corporate actions, and this Amendment constitutes a valid and legally binding agreement enforceable against the Borrower and Intermediate in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.2 AFFIRMATION OF BINDING OBLIGATIONS. All Loan Documents (as the same may be amended, restated, supplemented or otherwise modified from time to time) including, without limitation, the Credit Agreement, the Notes, the Security Agreement and each of the other Loan Documents constitutes valid and legally binding obligations of the Borrower and Intermediate enforceable against the Borrower and Intermediate in accordance with the terms thereof and as amended hereby, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.3 ACCURACY AND COMPLETENESS OF INFORMATION. All information, reports, and other papers and data relating to the Borrower and Intermediate furnished to the Agent and the Lenders were, at the time the same were so furnished, complete and correct in all material respects in light of all such information, reports and other papers and data taken as a whole at such time. With respect to projections, estimates and forecasts given to the Agent and the Lenders, such projections, estimates and forecasts are based on the Borrower’s and Intermediate’s good faith assessment of the future of the business at the time made. The Borrower and Intermediate had a reasonable basis for such assessments at the time made and at the time made believe such projections to be fair and reasonable in light of the historical performance of the Borrower and current and reasonably foreseeable business conditions and there are no facts or circumstances existing at the time such projections are furnished which would, individually or in the aggregate, reasonably be expected to cause a material adverse change in such projections. It is recognized that such projections, estimates and forecasts are subject to significant contingencies and uncertainties, many of which are beyond the control of the Borrower and Intermediate, and that no assurances are given that such projections, estimates and forecasts will be achieved.

SECTION 4.

RELEASE

4.1 RELEASE. As further consideration to induce the Bank Group to execute, deliver and perform this Amendment, each of the Borrower and Intermediate represents and warrants that there are no claims, causes of action, suits, debts, obligations, liabilities, demands of any kind, character or nature whatsoever, fixed or contingent, which the Borrower or Intermediate may have, or claim to have, against the Bank Group, or any of them, with respect to the subject matter hereof, the Loan Documents or matters relating thereto, and the Borrower and Intermediate hereby releases, acquits and forever discharges the Bank Group, and each of them, and their respective agents, employees, officers, directors, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the “Released Parties”) from any and all liabilities, claims, suits, debts, causes of action and the like of any kind, character or nature whatsoever, known or unknown, fixed or contingent that the Borrower and Intermediate may have, or claim to have, against each of the such Released Parties with respect to the subject matter hereof, the Loan Documents or matters relating thereto from the beginning of time until and through the dates of execution and delivery of this Amendment.

SECTION 5.

MISCELLANEOUS

5.1 ACKNOWLEDGMENT OF VALIDITY AND ENFORCEABILITY OF LOAN DOCUMENTS. To the extent of any inconsistencies between the terms and provisions of this Amendment and the terms and provisions of the Credit Agreement and other Loan Documents, this Amendment shall govern. In all other respects, the Credit Agreement and other Loan Documents shall remain in full force and effect. The Borrower and Intermediate expressly acknowledge and agree that the Credit Agreement and other Loan Documents are valid and enforceable by the Bank Group, and expressly confirm, ratify and reaffirm that the respective Loan Documents to which each is a party, secure the full amount of the Obligations of the Borrower and Intermediate under the Credit Agreement and other Loan Documents, free and clear of all defenses, offsets and counterclaims of any kind or nature. Each of the Borrower and Intermediate further expressly acknowledges and agrees that the Bank Group has a valid, duly perfected and fully enforceable security interest in and Lien against each item of Collateral. The Borrower and Intermediate agree that they shall not dispute the validity or enforceability of the Credit Agreement and other Loan Documents or any of their obligations thereunder, or the validity, priority, enforceability or extent of the Bank Group’s security interest in or Lien against any item of Collateral.

5.2 CONSENT TO EXECUTION OF INTERCREDITOR AGREEMENT. Each of the Lenders hereby expressly authorizes the Agent to execute and deliver to the Senior Notes Collateral Agent the Intercreditor Agreement substantially in form attached hereto as Attachment A.

5.3 CONDITIONS PRECEDENT. This Amendment shall become effective and be deemed effective as of the date hereof, upon the occurrence of each of the following, to the satisfaction of the Lenders:

(a) Any amendments to any of the other Loan Documents reasonably requested by the Agent (including any reasonably requested amendment to the Security Agreement or other Security Documents, including modifications to mortgages and deeds of trust), shall have been duly executed and delivered by the Borrower, Intermediate and the Lenders, as applicable;

(b) Any replacement Notes requested by any Lender shall have been issued and executed by the Borrower;

(c) The Agent shall have received an opinion of counsel to the Borrower, in form and substance reasonably satisfactory to the Agent;

(d) The Agent shall have indefeasibly received, in cash, from the Borrower those fees required to be paid to the Agent on the date hereof;

(e) The Agent shall have received payment by the Borrower of all outstanding and unpaid reasonable out-of-pocket costs and expenses of the Agent as required pursuant to Section 10.2(c) of the Credit Agreement (to the extent previously invoiced);

(f) The Agent shall have received the Intercreditor Agreement duly executed by all parties thereto together with copies of the duly executed Senior Notes, Senior Notes Indenture, any collateral documents relating thereto and evidence of the funding of the Indebtedness contemplated thereunder, including payment of $50,548,783.81 to repay all outstanding principal, interest and fees on the Term Loan, in each case in form and substance, and upon terms and conditions, satisfactory to the Agent;

(g) Based on the Borrowing Base Certificate dated as of the date hereof, after giving effect to the Advances hereunder on the date hereof and the issuance of any Letters of Credit hereunder on the date hereof, the Borrower shall have not less than $5,000,000 available to be borrowed under the Credit Agreement;

(h) The Agent shall have received evidence satisfactory to the Agent that for the four fiscal quarters ended November 19, 2003, the Borrower’s (i) Senior Funded Debt/Adjusted EBITDA Ratio does not exceed 1.50 to 1.00 and (ii) Funded Debt/Adjusted EBITDA Ratio does not exceed 4.65 to 1.00; and

(i) No change in the business, financial condition or prospects, operations or properties of the Borrower or in the Collateral which has a Material Adverse Effect shall have occurred since December 25, 2002, other than that which has been disclosed in writing to the Agent as of the date of this Amendment.

5.4 AMENDMENTS. No amendment or modification of any provision of this Amendment shall be effective without the written agreement of the Lenders, and no termination or waiver of any provision of this Amendment, or consent to any departure by the Borrower or Intermediate therefrom, shall in any event be effective without the written concurrence of the Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

5.5 STRICT COMPLIANCE. The Agent’s or the Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrower with any provision or term of this Amendment shall not waive, affect or diminish any right of the Agent or the Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Lenders of a current Default or any other Event of Default shall not, except as may be expressly set forth herein, suspend, waive or affect any current Default or any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or Intermediate contained in this Amendment, the Credit Agreement or any of the other Loan Documents, and no current Default or other Event of

Default shall be deemed to have been suspended or waived by the Agent or the Lenders unless such suspension or waiver is in writing and signed by the Agent or the Lenders.

5.6 SOLE BENEFIT OF PARTIES. This Amendment is solely for the benefit of the parties hereto and their respective successors and assigns, and no other person or entity shall have any right, benefit or interest under or because of the existence of this Amendment.

5.7 TIME OF THE ESSENCE. Time is of the essence with respect to this Amendment.

5.8 SECTION TITLES. The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

5.9 NO WAIVER BY BANK GROUP. No course of dealing between the Borrower and the Bank Group and no delay or omission by the Bank Group in exercising any right or remedy under this Amendment or the other Loan Documents or with respect to any indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of the Bank Group are cumulative.

5.10 SUCCESSORS AND ASSIGNS. The “Bank Group,” the Borrower and Intermediate shall include the successors or assigns of those parties, except that the Borrower shall not have the right to assign their rights hereunder or any interest herein.

5.11 FURTHER ASSURANCES. From time to time, the Borrower shall take such action and execute and deliver to the Bank Group such additional documents, instruments, certificates and agreements as the Agent may reasonably request in order to give effect to this Amendment or the amendments contemplated herein.

5.12 SEVERABILITY. The provisions of this Amendment are independent of and separable from each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other such provision may be invalid or unenforceable in whole or in part. If any provision of this Amendment is prohibited or unenforceable in any jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such provision or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor render prohibited or unenforceable such provision in any other jurisdiction.

5.13 ENTIRE AGREEMENT. This Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions. This Amendment shall constitute a Loan Document for all purposes.

5.14 EFFECTIVENESS. This Amendment is effective only among the parties signatory to it and will become effective only upon satisfaction on or before 5:00 EST on December 19, 2003 of the conditions set forth in Section 5.3 hereof.

5.15 APPLICABLE LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Sections 327(b) of the New York Civil Practice Laws and Rules.

5.16 REFERENCE TO AND EFFECT ON THE LOAN DOCUMENTS. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Credit Agreement to “this Amendment,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment shall be deemed to be a Loan Document for all purposes.

5.17 COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

5.18 ADDITIONAL AGREEMENT. The Lenders acknowledge and agree that the existence of those certain UCC Financing Statements Number 9800632 filed with the Secretary of State of the State of Nevada and 9631360074 filed with the Secretary of State of the State of California (collectively, the “Specified UCC-1’s”) do not constitute an Event of Default under the Credit Agreement; provided that, the Borrower hereby acknowledges and agrees that an Event of Default under the Credit Agreement shall exist upon the failure of the Borrower to deliver to the Agent, not later than March 18, 2004, evidence of (a) the termination of the Specified UCC-1’s or (b) amendments to the Specified UCC-1’s amending or restating the collateral descriptions thereon in such a manner that the liens described on the Specified UCC-1’s, as so amended or restated, conform to the definition of Permitted Liens.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above, by their respective duly authorized officers.

BORROWERS:	EL POLLO LOCO, INC., a Delaware corporation

	By:	/s/ Pamela R. Milner

	Name:	Pamela R. Milner
	Title:	Vice President, General Counsel

EPL INTERMEDIATE, INC., a Delaware corporation

	By:	/s/ Glenn Kaufman

	Name:	Glenn Kaufman
	Title:	Vice President

GUARANTOR:	EPL HOLDINGS, INC., a Delaware corporation

	By:	/s/ Glenn Kaufman

	Name:	Glenn Kaufman
Title:

BANK GROUP:	SUNTRUST BANK, as the Agent, the Issuing Bank and a Lender

	By:	/s/ Charles J. Johnson

	Name:	Charles J. Johnson
	Title:	Managing Director

[signatures continued on next page]

UNION BANK OF CALIFORNIA, N.A .

By:	/s/ Stephen W. Dunne

Name:	Stephen W. Dunne
Title:	Vice President